Exhibit 10.2

AMENDMENT NO. 2

TO

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT NO. 2 TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is made as of March 10, 2017, by and among CONNECTURE, INC. (“Connecture”), DESTINATIONRX, Inc. (“DestinationRX” and together with Connecture, collectively, the “Borrowers”), the Lenders (as defined below) party hereto and Wells Fargo Bank, National Association (in its individual capacity, “Wells Fargo”), as administrative agent for each member of the Lender Group and the Bank Product Providers (as each such term is defined in the Credit Agreement referred to below) (in such capacity, together with its successors and assigns, the “Agent”).  Capitalized terms used in this Amendment (including the Recitals), to the extent not otherwise defined herein, shall have the same meaning as in the Credit Agreement.

RECITALS

WHEREAS, the Borrowers are party to that certain Amended and Restated Credit Agreement, dated as of June 8, 2016 (as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrowers, the Agent and the lenders party thereto from time to time (collectively, the “Lenders”), pursuant to which the Lenders have made certain loans and financial accommodations available to the Borrowers;

WHEREAS, the Borrowers have requested that the Agent and the Lenders make certain amendments to the Credit Agreement; and

WHEREAS, the Agent and the Lenders are willing to amend such terms and conditions of the Credit Agreement on the terms and conditions expressly set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Amendments to Credit Agreement.  Effective as of the Amendment No. 2 Effective Date (as defined below), the Credit Agreement shall be amended as follows:

(a).Section 2.2 of the Credit Agreement shall be amended by deleting the table contained therein in its entirety and replacing such table with the following table in lieu thereof:

Date	Installment Amount
March 31, 2018	$1,312,500
June 30, 2018	$1,312,500
September 30, 2018	$1,312,500
December 31, 2018	$1,312,500
March 31, 2019	$1,312,500

EAST\140750151.5

DB1/ 90990661.9

June 30, 2019	$1,312,500
September 30, 2019	$1,312,500
December 31, 2019	$1,312,500
March 31, 2020	$1,312,500
June 30, 2020	$1,312,500
September 30, 2020	$1,312,500
December 31, 2020	$1,312,500
March 31, 2021	$1,312,500

(b).Clause (b)(i) of Section 2.3 of the Credit Agreement shall be amended by deleting the amount “$1,000,000” and substituting the amount “$500,000” in lieu thereof.

(c).Clause (e)(v) of Section 2.4 of the Credit shall be amended and restated in its entirety to read as follows:

“(v)Excess Cash Flow.  Within 10 days of delivery to Agent of audited annual financial statements pursuant to Section 5.1, commencing with the delivery to Agent of the financial statements for Borrowers’ fiscal year ended December 31, 2016 or, if such financial statements are not delivered to Agent on the date such statements are required to be delivered pursuant to Section 5.1, within 10 days after the date such statements were required to be delivered to Agent pursuant to Section 5.1, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to (i) (A) for fiscal year ending December 31, 2016, 50% of the Excess Cash Flow of the Borrowers and their Subsidiaries for such fiscal year; and (B) for each fiscal year of the Borrowers thereafter, 75% of the Excess Cash Flow of the Borrowers and their Subsidiaries for such fiscal year, in each case, minus (ii) any voluntary prepayments of the Term Loan made during such fiscal year; provided, that any Excess Cash Flow payment made pursuant to this Section 2.4(e)(v) shall exclude the portion of Excess Cash Flow that is attributable to the target of a Permitted Acquisition and that accrued prior to the closing date of such Permitted Acquisition.”

(d).Section 2.6 of the Credit Agreement shall be amended by adding the following new clause in the appropriate alphabetical order therein:

“(g)PIK Interest and PIK Component.  In addition to the interest which accrues on the Obligations pursuant to clauses (a) and (c) above, from and after the Amendment No. 2 Effective Date, additional interest shall accrue on all Obligations (except for undrawn Letters of Credit) at a per annum rate equal to the PIK Interest. Notwithstanding anything to the contrary contained herein or any other Loan Document, the PIK Interest that accrues pursuant to this clause shall be paid-in-kind by increasing the outstanding principal balance of the Term Loan as of the date on which the payment of such PIK Interest is due hereunder in an amount equal to such accrued PIK Interest.  Any such PIK Interest capitalized pursuant to the foregoing sentence (the “PIK Component”) shall constitute principal of the Term Loan and a portion of the Obligations for all purposes under this Agreement, shall be payable in cash in immediately available funds as part of the principal of the Term Loan on the Maturity Date (or, if earlier, the date of the acceleration of the Term Loan in accordance with the terms hereof), and shall bear interest at the rate applicable to the Term Loan.”

(e).Clause (b)(i) of Section 2.11 of the Credit Agreement shall be amended by deleting the amount “$1,250,000” and substituting the amount “$500,000” in lieu thereof.

(f).Clause (c) of Section 6.7 of the Credit Agreement shall be amended by deleting each instance of the amount “$10,000,000” contained therein and substituting the amount “$15,000,000” in lieu thereof.

(g).Section 7 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrowers will:

(a)Liquidity.  (i) From the Closing Date to the Amendment No. 1 Effective Date, maintain Liquidity at all times in an amount of not less than $10,000,000, (ii) from the Amendment No. 1 Effective Date to February 28, 2017, maintain Liquidity at all times in an amount of not less than $11,500,000, (iii) from and after March 1, 2017 to March 31, 2018, maintain Liquidity at all times in an amount of not less than $1,500,000, and (iv) from and after April 1, 2018, maintain Liquidity at all times in an amount of not less than $15,000,000.”

(b)EBITDA.

(i)Achieve EBITDA, measured quarterly on a trailing twelve-month basis at the end of each quarter, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

EBITDA	For the trailing twelve month period ending on:
$500,000	September 30, 2016
($12,000,000)	December 31, 2016
($3,000,000)	March 31, 2018
$8,000,000	June 30, 2018
$8,000,000	September 30, 2018
$9,000,000	December 31, 2018
$9,000,000	March 31, 2019

$9,000,000	June 30, 2019
$9,000,000	September 30, 2019
$10,000,000	December 31, 2019
$10,000,000	March 31, 2020
$10,000,000	June 30, 2020
$10,000,000	September 30, 2020
$15,000,000	December 31, 2020
$15,000,000	March 31, 2021

(ii)Achieve EBITDA, measured quarterly (A) on a trailing three-month basis for the quarter ending on March 31, 2017, of at least ($4,000,000), (B) on a trailing six-month basis for the quarter ending on June 30, 2017, of at least ($8,000,000), (C) on a trailing nine-month basis for the quarter ending on September 30, 2017, of at least ($7,250,000), and (D) on a trailing twelve-month basis ending on December 31, 2017, of at least ($3,000,000).

For the avoidance of doubt, the parties hereby acknowledge and agree that the foregoing replaces Section 7 effective as of December 31, 2016 and that the covenants set forth above shall be operative to determine compliance with Section 7 from and after December 31, 2016.

(h).The definition of “Permitted Indebtedness” set forth in Schedule 1.1 of the Credit Agreement is hereby amended by deleting (i) the comma at the end of clause (t) thereof and substituting “, and” in lieu thereof, (ii) “, and” at the end of clause (u) thereof and substituting a period in lieu thereof, and (iii) clause (v) thereof in its entirety.

(i).The definition of “Permitted Investments” set forth in Schedule 1.1 of the Credit Agreement is hereby amended by deleting (i) the comma at the end of clause (n) thereof and substituting “, and” in lieu thereof, (ii) “, and” at the end of clause (o) thereof and substituting a period in lieu thereof, and (iii) clause (p) thereof in its entirety.

(j).Schedule 1.1 of the Credit Agreement is hereby amended by adding the following definitions in the appropriate alphabetical order:

“ “Amendment No. 2 Effective Date” means March 10, 2017.”

“ “Budget” has the meaning set forth in Schedule 5.1 to the Credit Agreement.”

“ “PIK Component” has the meaning set forth in Section 2.6(g).”

“ “PIK Interest” means two and a half percent (2.5%).”

(k).Schedule C-1 of the Credit Agreement is hereby amended and restated in its entirety by replacing such Schedule with Schedule C-1 attached hereto as Annex A.

(l).Schedule 5.1 of the Credit Agreement is hereby amended and restated in its entirety by replacing such Schedule with Schedule 5.1 attached hereto as Annex B.

2.Conditions Precedent to Effectiveness of this Amendment.  This Amendment shall not become effective until the date on which all of the following conditions precedent shall have been satisfied in the sole discretion of Agent or waived by Agent (the “Amendment No. 2 Effective Date”):

(a)Agent shall have received this Amendment fully executed in a sufficient number of counterparts for distribution to all parties.

(b)Agent shall have received evidence in form and substance satisfactory to Agent that the Administrative Borrower has received substantially concurrently herewith at least $17,500,000 from the issuance of Equity Interests of the Administrative Borrower to each Permitted Holder and Chrysalis Ventures pursuant to the terms of that certain Investment Agreement, dated as of the date hereof, by and among Administrative Borrower, each Permitted Holder and Chrysalis Ventures, and on terms and conditions satisfactory to the Agent.

(c)The Agent (or its designee) shall have received a retainer in the amount of $100,000 in connection with the engagement of the Agent’s Financial Advisor (as defined below) on or prior to the date hereof.

(d)On or prior to the Amendment No. 2 Effective Date, the Agent shall have received an amount equal to $623,552.79 as a repayment of the outstanding Revolving Loans.

(e)The Agent shall have received (i) a rolling 13-week cash flow forecast of the Borrowers and their Subsidiaries for the succeeding thirteen (13) week period as of the Amendment No. 2 Effective Date, and (ii) a certificate signed by the chief financial officer of the Administrative Borrower to the effect that such cash flow forecast is true and correct, in each case, in form, substance and in such detail as is reasonably satisfactory to the Agent.

(f)The Agent shall have received a detailed report in form and substance reasonably satisfactory to Agent regarding the Borrowers’ and their Subsidiaries’ cash and Cash Equivalents, including a list of all accounts with account numbers and identifying all accounts which are subject to Control Agreements, and an indication of which accounts constitute Qualified Cash and which accounts do not constitute Qualified Cash, in each case, as of the Amendment No. 2 Effective Date.

(g)The representations and warranties set forth herein and in the Loan Documents (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) must be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any portion of any representation and warranty that is already qualified or modified by materiality in the text thereof).

(h)Agent shall have received all other documents and legal matters in connection with the transactions contemplated by this Amendment and such documents shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Agent.

3.Representations and Warranties.  Each Borrower represents and warrants to Agent and the Lenders as follows:

(a)Authority.  Each Borrower has the requisite corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Loan Documents (as amended or modified hereby) to which it is a party.  The execution, delivery and performance by each Borrower of this Amendment have been duly approved by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restriction binding on any Borrower.  No other corporate proceedings are necessary to consummate such transactions.

(b)Enforceability.  This Amendment has been duly executed and delivered by each Borrower.  This Amendment and each Loan Document (as amended or modified hereby) is the legal, valid and binding obligation of each Borrower, enforceable against each Borrower in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, and is in full force and effect.

(c)Representations and Warranties.  The representations and warranties contained in each Loan Document (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any portion of any representation and warranty that is already qualified or modified by materiality in the text thereof) on and as of the date hereof as though made on and as of the date hereof.

(d)No Default.  After giving effect to this Amendment, no event has occurred and is continuing that constitutes a Default or Event of Default.

(e)Taxes. The Loan Parties do not believe that the amendments made pursuant to this Amendment shall be treated as a “significant modification” of the Revolving Loans under Treasury Regulation Section 1.1001-3 and as such the Revolving Loans should still constitute a grandfathered obligation for the purposes of FATCA.  The Loan Parties shall jointly and severally indemnify the Agent and Lenders, and hold them harmless from, any and all losses, claims, damages, liabilities and related expenses, including taxes and the fees, charges and disbursements of any counsel for any of the foregoing, arising in connection with the Agent’s and Lenders’ treating, for purposes of determining withholding Taxes imposed under FATCA, the Revolving Loans as modified hereby as qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

4.Agent’s Financial Advisor.  The Agent and the Lenders shall be entitled to engage (either directly or through the Agent’s counsel) a financial advisor (the “Agent’s Financial Advisor”).  The scope of the engagement shall be determined by the Agent in its sole discretion.  The Borrowers agree to pay all reasonable and documented fees and expenses of the Agent’s Financial Advisor, with such fees and expenses to be payable upon demand, and all such amounts shall constitute “Obligations” under the Loan Documents and be secured by the Collateral.  The Borrowers shall, and shall direct and cause their Subsidiaries, affiliates and representatives to, fully cooperate with the Agent’s Financial Advisor and make their books, records and other data sources and their respective officers, directors, shareholders, advisors and other personnel available to the Agent’s Financial Advisor in accordance with Section 5.7 of the Credit Agreement.  Agent agrees that it will advise the Administrative Borrower at any time that its fees and disbursements of the Agent’s Financial Advisor exceed $250,000.

5.Expenses.  The Borrowers shall pay all reasonable out-of-pocket fees, costs and expenses incurred by the Agent in connection with this Amendment or otherwise due and payable pursuant to the Credit Agreement, including, without limitation, legal fees and expenses of counsel to the Agent, and the reasonable and documented fees and expenses of the Agent’s Financial Advisor in accordance with Section 4 above.

6.Choice of Law.  The validity of this Amendment, the construction, interpretation, and enforcement hereof, and the rights of the parties hereto with respect to all matters arising hereunder or related hereto shall be determined under, governed by, and construed in accordance with the laws of the State of New York.

7.Counterparts.  This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile or other electronic method of transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

8.Reference to and Effect on the Loan Documents.

(a)Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(b)Except as specifically set forth in this Amendment, the Credit Agreement and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of each Borrower to Agent and Lenders without defense, offset, claim or contribution.

(c)The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or any Lender under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

9.Ratification.  Each Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement, as amended hereby, and the Loan Documents effective as of the date hereof.

10.Estoppel.  To induce Agent and Lenders to enter into this Amendment and to induce Agent and Lenders to continue to make advances to Borrowers under the Credit Agreement, each Borrower hereby acknowledges and agrees that, after giving effect to this Amendment, as of the date hereof, there exists no Default or Event of Default and no right of offset, defense, counterclaim or objection in favor of any Borrower as against Agent or any Lender with respect to the Obligations.

11.Integration.  This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

12.Severability.  In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity,

legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.Release; Covenant Not to Sue.

(a)Each of the Borrowers hereby absolutely and unconditionally releases and forever discharges Agent and the Lenders, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing (each a “Released Party”), from any and all known claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which such Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured; provided that, in each case, the foregoing release shall not apply to claims of fraud or willful misconduct. Each of the Borrowers understands, acknowledges and agrees that this release may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(b)Each of the Borrowers, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Released Party above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any claim released, remised and discharged by any Borrower pursuant to the above release.  If any Borrower or any of its successors, assigns or other legal representations violates the foregoing covenant, each Borrower, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all attorneys’ fees and costs incurred by such Released Party as a result of such violation.

14.Submission of Amendment.  The submission of this Amendment to the parties or their agents or attorneys for review or signature does not constitute a commitment by Agent or any Lender to waive any of their respective rights and remedies under the Loan Documents, and this Amendment shall have no binding force or effect until all of the conditions to the effectiveness of this Amendment have been satisfied as set forth herein.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

CONNECTURE, INC.

By:	/s/ Vincent E. Estrada
	Name:	Vincent E. Estrada
	Title:	Chief Financial Officer

DESTINATIONRX, INC.

By:	/s/ Vincent E. Estrada
	Name:	Vincent E. Estrada
	Title:	Chief Financial Officer

[Connecture – Signature Page to Amendment No. 2 to Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Lender and as Agent

By:	/s/ Andrea Bernard
	Name:	Andrea Bernard
	Title:	Managing Director

[Connecture – Signature Page to Amendment No. 2 to Amended and Restated Credit Agreement]

RATIFICATION OF OBLIGATIONS

Each of the undersigned hereby joins in this Amendment to evidence its consent to the execution by the Borrowers, to agree to be bound by the provisions of this Amendment to the extent applicable to each of the undersigned, to confirm that each Loan Document now or previously executed by the undersigned applies and shall continue to apply to the Credit Agreement (as amended hereby), to acknowledge that without such consent and confirmation, Agent and Lenders would not execute this Amendment, and to agree that each of the Loan Documents remain in full force and effect, and each of the undersigned confirms and ratifies all of its obligations under each Loan Document (as amended hereby) to which it is a party.

CONNECTEDHEALTH, LLC

By:	/s/ Vincent E. Estrada
	Name:	Vincent E. Estrada
	Title:	Chief Financial Officer

INSURIX, INC.

By:	/s/ Vincent E. Estrada
	Name:	Vincent E. Estrada
	Title:	Chief Financial Officer

RXHEALTH INSURANCE AGENCY, INC.

By:	/s/ Vincent E. Estrada
	Name:	Vincent E. Estrada
	Title:	Chief Financial Officer

[Connecture – Signature Page to Amendment No. 2 to Amended and Restated Credit Agreement]

ANNEX A

Schedule C-1 to Credit Agreement

Please see attached.

Schedule C-1

Commitments

Lender	Revolver Commitment	Term Loan Commitment	Total Commitment
Wells Fargo Bank, National Association	$500,000	$35,000,000	$35,500,000
All Lenders	$500,000	$35,000,000	$35,500,000

S-2

amendment to credit agreement

ANNEX B

Schedule 5.1

Deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the financial statements, reports, or other items set forth below at the following times in form satisfactory to Agent:

As soon as available, but in any event on Thursday of every calendar week,

(a)a rolling 13-week cash flow forecast of the Borrowers and their Subsidiaries for the succeeding thirteen (13) week period (a “Budget”), together with (i) a comparison of the prior Budget for the applicable periods showing actual performance and any variance of such actual performance from the projected performance in such Budget for such periods and (ii) a certificate signed by the chief financial officer of the Administrative Borrower to the effect that such information is true and correct, in each case, in form, substance and in such detail as is reasonably satisfactory to the Lenders,

As soon as available, but in any event on Friday of every calendar week,

(b)a detailed report in form and substance satisfactory to Agent regarding the Borrowers’ and their Subsidiaries’ cash and Cash Equivalents, including a list of all accounts with account numbers and identifying all accounts which are subject to Control Agreements, and an indication of which accounts constitute Qualified Cash and which accounts do not constitute Qualified Cash,

As soon as available, but in any event within 30 days (45 days in the case of a month that is the end of the Administrative Borrower’s fiscal quarters) after the end of each month, during the Administrative Borrower’s fiscal years,

(c)an unaudited consolidated and consolidating balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity (prepared on an as billed basis and GAAP basis) covering the Administrative Borrower’s and its Subsidiaries’ operations during such period and compared to the prior period and plan, together with a corresponding discussion and analysis of results from management, and

(d)a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA[1] to the extent applicable,

[1]	Borrowers’ calculations to arrive at the EBITDA figure shall conform to the definition as set forth in Schedule 1.1.

As soon as available, but in any event within 45 days after the end of each fiscal quarter, during the Administrative Borrower’s fiscal years,

(e)a backlog report detailing all contracts which have been executed but not yet performed, and segmented by estimated period of recognition,

(f)a bookings report for the following (i) prior month by revenue type, and (ii) trailing twelve months by revenue type, and

(g)attrition data for the prior fiscal quarter consistent with what was previously provided to the extent not included in any publicly filed financial statements of the Administrative Borrower,

As soon as available, but in any event within 45 days after the end of each fiscal quarter of the Administrative Borrower ending June 30 and December 31:

(h)a sales pipeline report by prospect including the probability of close for each prospect (and grouped by probability),

(i)a detailed list of Borrower’s customers including contract expiration dates and annualized recurring revenue contribution, and

(j)a summary report showing (A) all deferred revenues as set forth in each Borrower’s and their respective Subsidiaries’ balance sheet for the prior month, (B) the portion of such deferred revenues that will be earned during the next four fiscal quarters, and (C) the portion of such deferred revenues that will be earned on or after the date one year following the date of such balance sheet,

As soon as available, but in any event within 90 days after the end of the Administrative Borrower’s fiscal years,

(k)consolidated and consolidating financial statements of the Administrative
Borrower and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7 of the Agreement), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity, and, if prepared, such accountants’ letter to management),

(l)a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA to the extent applicable,

(m)a detailed calculation of Excess Cash Flow, and

(n)a Perfection Certificate or a supplement to the Perfection Certificate,

As soon as available, but in any event within 30 days prior to the start of the Administrative Borrower’s fiscal years,

(o)copies of the Administrative Borrower’s Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, for the forthcoming 3 years, year by year, and for the forthcoming fiscal year, month by month fiscal quarter by fiscal quarter, certified by the chief financial officer of the Administrative Borrower as being such officer’s good faith estimate of the financial performance of the Administrative Borrower during the period covered thereby.

If and when filed by a Borrower,

(p)Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(q)any other filings made by such Borrower with the SEC, and

(r)any other information that is provided by such Borrower to its shareholders generally.
Promptly, but in any event within 5 days after a Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	(s)notice of such event or condition and a statement of the curative action that such Borrower proposes to take with respect thereto,
Promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on a Borrower or any of its Subsidiaries,

(t)notice of all actions, suits, or proceedings brought by or against such  Borrower or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Effect,

Upon the request of Agent,

(u)any other information reasonably requested relating to the financial condition of either Borrower or its respective Subsidiaries, and

(v)Such other reports, including but not limited to a summary aging of the Borrowers’ Accounts, and a summary aging, by vendor, of Borrowers’ accounts payable, and any book overdrafts, and as to the Collateral or the financial condition of the Borrowers and their Subsidiaries, as Agent may reasonably request.